Exhibit 99

September 29, 2004

Mr. Robert S. Parker
President and Chief Executive Officer
O’Sullivan Industries Holdings, Inc.
1900 Gulf Street
Lamar, Missouri 64759

      Re:    Resignation from Board of Directors

Dear Mr. Parker:

        I am writing to inform you of my decision to resign from the Board of Directors of O’Sullivan Industries Holdings, Inc. (“the company”), effective immediately at the close of today’s special meeting.

        I have been deeply involved in the operation and direction of O’Sullivan Industries for my entire adult life. I served as CEO and Chairman of the Board of O’Sullivan Industries Holdings until October 16, 1998, and was an employee of O’Sullivan Industries from 1962 to 2000. However, due to recent changes in the methods used by management in directing the Company’s operations, I do not believe that I can remain on the Board of Directors. I do not question that management has the right to run the company as it sees fit, but I cannot remain a Director because I do not subscribe to the methods management has recently used.

        Although I am resigning from the Board, I remain a shareholder in the Company, and will continue to follow the Company’s operation closely.

                                                                                                       Very truly yours,

                                                                                                       /s/ Daniel F. O’Sullivan

                                                                                                       Daniel F. O’Sullivan